EXHIBIT 99.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form N-2 No. 333-232387) of Golub Capital BDC, Inc. and Subsidiaries and in the related Prospectus of our reports dated November 30, 2020, with respect to the consolidated financial statements of Golub Capital BDC, Inc. and Subsidiaries, and the effectiveness of internal control over financial reporting of Golub Capital BDC, Inc. and Subsidiaries included in this Annual Report (Form 10-K) for the year ended September 30, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois
November 30, 2020